                                                                    EXHIBIT 9.1

                            STOCKHOLDERS' AGREEMENT


                                  by and among

                         KOPPERS HOLDINGS CORPORATION,

                           KOPPERS INDUSTRIES, INC.,

                                 BEAZER, INC.,

                             KAP INVESTMENTS, INC.

                                      and

                            THE MANAGEMENT INVESTORS


                         Dated as of December 28, 1988


                         Amended for Changes Adopted by
                       Unanimous Consent of Shareholders
                     dated June 30, 1991, February 9, 1994
                                 and August 16, 1995.

                            STOCKHOLDERS' AGREEMENT


                               Table of Contents
                               -----------------

                                                                           Page
                                                                           ----
1.  Corporate Governance.................................................... 2

    1.1.    Board of Directors.............................................. 2

    1.2.    Officers of Holdings and the Company............................ 7

    1.3.    Representatives of the Management Investors..................... 7

    1.4.    Supermajority Vote Requirement.................................. 8

    1.5.    Actions by Voting Stockholders..................................14

    1.6.    No Recourse.....................................................15

    1.7.    Environmental Matters...........................................15

2.  Transfers.of Shares.....................................................15

    2.1.    Legends; Shares Subject to this Agreement.......................15

    2.2.    Certain Restrictions............................................16

    2.3.    Transfer to Other Stockholders or to Transferees; Right
            of First Offer..................................................18

    2.4.    Sales of Control................................................21

    2.5.    Form of Consideration for Shares................................23

    2.6.    Merger Transactions.............................................24

    2.7.    Transfer of Series B Shares.....................................24

3.  Involuntary Transfer of Shares..........................................25

    3.1.    Certain Involuntary Transfers; Seller's Notice..................25

    3.2.    Right to Repurchase.............................................25

    3.3.    Purchase Price..................................................25

4.  Retirement of Shares Purchased by Holdings..............................26

5.  Closing                                                                 26

    5.1.    Closing.........................................................26

    5.2.    Deliveries at Closing; Method of Payment of Purchase Price......26

6.  Sale of Common Shares by Management Investors...........................27

    6.1.    Special Sale of Initial Management Investors' Voting Shares.....27

    6.2.    Cooperation of Holdings.........................................27

    6.3.    Special Sales of Common Shares by Representatives of the
            Management Investors............................................28

7.  Sales of Management Investors' Voting Shares on
    Termination of Employment...............................................28

    7.1.    Sales Upon Termination..........................................28

    7.2.    Definitions.....................................................31

8.  Certain Rights..........................................................32

    8.1.    Registration Rights.............................................32

    8.2.    Right of First Offer on Tar Business............................34

    8.3.    Rights of First Offer and Purchase on Wood Business.............35

    8.4.    Right of Repurchase.............................................37

    8.5.    Preemptive Rights...............................................38

    8.6.    Sale of Substantially All the Assets............................38

9.  Miscellaneous...........................................................39

    9.1.    Endorsement of Stock Certificates...............................39

    9.2.    Term............................................................39

    9.3.    Injunctive Relief...............................................40

    9.4.    Notices.........................................................40

    9.5.    Administration..................................................40

    9.6.    Successors and Assigns..........................................40

    9.7.    Company Information.............................................41

    9.8.    Governing Law...................................................41

    9.9.    Headings........................................................42

    9.10.   Entire Agreement: Amendment.....................................42

    9.11.   No Waiver.......................................................42

    9.12.   Consent to Jurisdiction.........................................43

    9.13.   Inspection......................................................43

    9.14.   Counterparts....................................................43

    Signatures..............................................................43


    Guarantee of Beazer PLC

    Guarantee of Koppers Australia Pty. Ltd.

    Exhibit A - Holdings' Articles of Incorporation

    Exhibit B - Holdings' By-Laws

                            STOCKHOLDERS' AGREEMENT
                            -----------------------

     AGREEMENT dated as of December 28, 1988 by and among Koppers Holdings Corporation, a Pennsylvania corporation ("Holdings"), Koppers Industries, Inc., a Pennsylvania corporation and a wholly owned subsidiary of Holdings (the "Company"), Beazer, Inc., a Delaware corporation ("Beazer"), KAP Investments, Inc., a Delaware corporation ("Koppers Australia"), and each individual listed on Schedule I hereto (each such individual is referred to as a "Management Investor" and all such individuals are sometimes referred to as the "Management Investors"). Each of the parties hereto (other than Holdings and the Company) and any other person who shall hereafter become a party to or agree to be bound by the terms of this Agreement is sometimes hereinafter referred to as a "Stockholder" and all of such parties are sometimes hereinafter referred to as the "Stockholders." Each of the parties hereto, and any other person who shall hereafter become a party to or agree to be bound by the terms of this Agreement, who in any such case holds Voting Shares (as hereinafter defined) is sometimes hereinafter referred to as a "Voting Stockholder" and all such holders of Voting Shares are sometimes hereinafter referred to as the "Voting Stockholders." This Agreement shall become effective (the "Effective Date") on the date of, and simultaneously with, the closing of the transactions under the Subscription Agreement (as hereinafter defined).

     As of the Effective Date, Holdings will have an authorized capital stock consisting of 10,000 shares of Voting Common Stock, $.01 par value (the "Voting Shares"), 10,000 shares of Non-Voting Common Stock, $.01 par value (the "Non-Voting Shares" and, together with the Voting Shares, the "Common Shares"), and 4,000 shares of Preferred Stock, $.01 par value (the "Preferred Shares"), of which 750 have been designated Series A Exchangeable Preferred Stock (the "Series A Shares") and 2,600 have been designated Series B Junior Convertible Preferred Stock (the "Series B Shares"). The Voting Shares, the Non-Voting Shares, the Series A Shares and the Series B Shares are sometimes collectively referred to herein as the "Shares."

     Holdings and each of the Stockholders who are parties to this Agreement have entered into a Subscription Agreement dated as of December 26, 1988 (the "Subscription Agreement") pursuant to which such Stockholders have subscribed for Voting Shares, Beazer and Koppers Australia have subscribed for Series A Shares and Beazer has subscribed for Series B Shares. As of the closing of the transactions contemplated in the Subscription Agreement, the holdings of Beazer, Koppers Australia, and the Management Investors as a group, will be as follows:

                                                          Percentage
Stockholder           Number and Class of Shares          of Class
- -----------           ---------------------------         ---------
Beazer                     2,500 Voting Shares               32.9%
                             125 Series A Shares             50.0%
                           2,600 Series B Shares            100.0%
Koppers Australia          2,500 Voting Shares               32.9%
                             125 Series A Shares             50.0%
Management Investors       2,600 Voting Shares               34.2%

     The parties hereto deem it in their best interests and in the best interest of Holdings and the Company to provide consistent and uniform management for Holdings and the Company and to regulate certain of their rights in connection with their interests in Holdings and, through Holdings, the Company, and desire to enter into this Agreement in order to effectuate those purposes.

     The parties hereto also desire to restrict the sale, assignment, transfer, encumbrance or other disposition of the Shares, including issued and outstanding Shares as well as Shares which may be issued hereafter, or which may become issuable pursuant to the exercise of options or warrants granted hereafter, and to provide for certain rights and obligations with respect thereto as hereinafter provided.

     Accordingly, in consideration of the premises and of the terms and conditions herein contained, the parties hereto mutually agree as follows:

1.   Corporate Governance.
     --------------------
      1.1.  Board of Directors.
            ------------------
          (a) Number of Directors.  Each of Holdings and the Company shall be
              -------------------
governed by a Board of Directors which, as of the Effective Date, shall consist of five members. The membership of the Boards of Directors of Holdings and the Company shall be identical. The number of directors may not be increased or decreased except as provided in Holdings' Articles of Incorporation and By-Laws, copies of which are attached hereto as Exhibits A and B, respectively.

          (b) Nomination of Directors.  The following procedures shall govern
              -----------------------
the nomination of directors of Holdings:
          (i) Each of Beazer and Koppers Australia shall be entitled to nominate one director (respectively, the "Beazer Director" and the "Koppers Australia Director") so long as it and any of its Permitted Transferees (as hereinafter defined) continue to hold in the aggregate at least 20% of the Voting Shares from time to time outstanding.

          (ii) Two directors of Holdings (the "Management Directors") shall be nominated by the Representatives of the Management Investors (as hereinafter defined) so long as the Management Investors as a group continue to hold in the aggregate at least 15% of the Voting Shares from time to time outstanding, and one director of Holdings shall be nominated by the Representatives of the Management Investors if the Management Investors as a group hold less than 15% of the Voting Shares from time to time outstanding.

          (iii) The remaining director of Holdings (the "Independent Director") shall be otherwise unaffiliated with the Company, and shall be nominated by the Representatives of the Management Investors, subject to the reasonable consent of each of Beazer and Koppers Australia (so long as Beazer or Koppers Australia, as the case may be, and any of its Permitted Transferees continue to hold in the aggregate at least 20% of the Voting Shares from time to time outstanding).

          (c) Initial Board of Directors.  The initial Board of Directors of
              --------------------------
each of Holdings and the Company shall consist of the following members:

          Name of Director     Type of Nominee
          ----------------     ---------------
          Brian C. Beazer      Beazer Director
          Brooks C. Wilson     Koppers Australia Director
          Robert K. Wagner     Management Director
          Clayton A. Sweeney   Management Director

and an Independent Director to be selected in accordance with Section 1.1(b)(iii) as promptly as practicable following the Effective Date, each of whom shall hold his office until his successor shall have been elected and qualified.

          (d) Removal of Directors.  Except as otherwise provided in this
              --------------------
Section 1.1(d) or, in Section 1.1(e), each Voting Stockholder agrees not to take any action or to cause Holdings to take any action to remove, with or without cause, any director of Holdings or the Company. Notwithstanding the foregoing,

          (i) if any director would no longer be entitled to be nominated as a director pursuant to Section 1.1(b) because the person who originally nominated such director would no longer be entitled to nominate directors, such director shall immediately resign or be subject to removal by a vote of the Voting Stockholders (and by Holdings as sole stockholder of the Company), and in such event, except as provided in Section 1.1(g), the number of directors shall be reduced by the number of directors resigning or removed, and

          (ii) each of Beazer, Koppers Australia and the Representatives of the Management Investors shall at all times have the right to recommend the removal, with or without cause, of, respectively, the Beazer Director, the Koppers Director and the Management Directors.

If a director shall fail to resign as required by clause (i) above or if the removal of any directors is recommended as provided by clause (ii) above, then the Voting Stockholders (and Holdings, as the sole stockholder of the Company), shall immediately cause a special meeting of stockholders to be held, or shall act by written consent without a meeting, for the purpose of removing such director, and each Voting Stockholder agrees to vote all his Voting Shares, or to execute a written consent in respect of all such Voting Shares (and Holdings agrees to vote or execute a consent with respect to the shares of the Company owned by it), in favor of such removal.

          (e) Vacancies.  At any time a vacancy is created on the Board of
              ---------
Directors of Holdings and the Company by the death, removal or resignation of any one of the directors, no action shall be taken (except as provided in this Section 1.1(e)) by the Board of Directors of Holdings and the Company until such time as each such Board is reconstituted with the appropriate number of directors; provided that action may be taken by such Boards of Directors so long as (i) the Voting Stockholder entitled to fill such vacancy pursuant to Section 1.1(b) is given all notices and the right to participate in any action to the same extent to which a director of the Company would be entitled and (ii) the action is approved by the same number of directors as would be required to approve such action if all vacancies on such Board were filled. If a vacancy is created on the Board of Directors by reason of the death, removal (in accordance with Section 1.1(d) above) or resignation of any one of the directors, the remaining directors shall meet within 30 days after the date such vacancy occurs for the purpose of electing a director to fill such vacancy in accordance with the nomination procedures set forth in Section 1.1(b) above and pursuant to the nomination or nominations made by Beazer, Koppers Australia or the Representatives of the Management Investors, as the case may be. If the appropriate party fails to nominate a director to fill any such vacancy within such 30-day period or if the remaining directors fill such vacancy otherwise than in accordance with the nomination procedures set forth in Section 1.1(b) above, the Voting Stockholders shall immediately cause a special meeting of stockholders to be called, or shall act by written consent without a meeting, for the purpose of filling such vacancy and each Voting Stockholder agrees to vote all his Voting Shares, or to execute a written consent in respect of all such Voting Shares, as the case may be, in favor of removing, if necessary, any director elected to fill such vacancy otherwise than in accordance with Section 1.1(b) and this Section 1.1(e) and filling such vacancy in accordance with the nomination procedures in Section 1.1(b) above.
If the party entitled to nominate a director to fill any such vacancy shall fail to nominate a director, such vacancy shall be filled by the vote of a majority of the Voting Shares then outstanding. Any director elected to fill a vacancy on the Board of Directors of either Holdings or the Company shall simultaneously fill the vacancy in both Boards of Directors.

          (f) Covenant to Vote.  Each of the Voting Stockholders agrees to vote,
              ----------------
in person or by proxy, all of the Voting Shares owned by such Voting Stockholder, at any annual or special meeting of stockholders of Holdings called for the purpose of voting on the election of directors or by consensual action of stockholders without a meeting with respect to the election of directors, in favor of the election of the directors nominated in accordance with Section 1.1(b) or 1.1(e) hereof. Each Voting Stockholder shall vote the Voting Shares owned by such Voting Stockholder and shall take all other actions necessary to ensure that Holdings' and the Company's Articles of Incorporation and By-laws do not at any time conflict with the provisions of this Agreement.

          (g) Transfer of Right to Nominate.  In the event that Beazer or
              -----------------------------
Koppers Australia transfers to any person or group (other than a Permitted Transferee), in accordance with the provisions of this Agreement, a number of Voting Shares constituting at least 20% of the Voting Shares then outstanding, such person or group shall succeed to the rights of Beazer or Koppers Australia, as the case may be, to nominate one director of Holdings and the Company, to remove or replace such director, to consent to the Independent Director, and to transfer such nomination and consent rights, pursuant to, and subject to all the terms and conditions of, this Section 1.1.

          (h) Notice of Meetings.  Each director of Holdings and the Company
              ------------------
shall be given at least ten days' notice of any regular meeting of the Board of Directors and at least fourteen days' notice of any special meeting of the Board of Directors of Holdings or the Company; provided that notice to any director may be waived in writing by such director either before or after the meeting.

          (i) Quorum.  No action shall be taken at any meeting of the Board of
              ------
Directors of Holdings or the Company, except for the adjournment of such meeting, unless at least one director nominated by each of the Voting Stockholders entitled to nominate directors pursuant to Section 1.1(b) shall be present; provided, however, that such presence shall be deemed satisfied as to
         --------  -------
any director if Holdings or the Company, as the case may be, shall have given such director the notice required by Section 1.1(h) and shall have complied with such requests as may be reasonably made by such director or the Voting Stockholder that nominated such director to permit the presence of such director at such meeting. For purposes of the foregoing, any director may be present at any meeting in person, by means of telephone or similar communication equipment by means of which each person participating in the meeting can hear and speak to each other or, to the extent permitted under applicable law, by proxy or by nominee director.

      1.2.  Officers of Holdings and the Company.  Each of the Voting
            ------------------------------------
Stockholders agrees to cause the Board of Directors of each of Holdings and the Company to appoint the following persons as initial officers of each of Holdings and the Company in the following positions:

   Name                                    Office
   ----                                    ------

   Robert K. Wagner                        President and Chief
                                           Executive Officer

   Earl A. Clendaniel                      Executive Vice President,
                                           Marketing and Sales

   John C. Youts                           Vice President, Chief
                                           Financial Officer

   Lawrence F. Flaherty                    Vice President and Manager,
                                           Tar Operations

   Raymond S. Ohlis, Jr.                   Vice President and Manager,
                                           Treated Wood Operations


   Donald N. Sweet, Jr.                    Vice President and General
                                           Manager, Coke and By-Product
                                           Services

   James R. Batchelder                     Vice President and Manager,
                                           Environmental and Technical

   Joseph E. Boan                          Vice President, Human Resources

   Donald E. Davis                         Treasurer

   Randall D. Collins                      Secretary


If any of such officers are unable to serve, or cease for any reason to be an officer of Holdings and the Company, their successors shall be appointed by the Board of Directors of Holdings or the Company, as the case may be.

      1.3.  Representatives of the Management Investors.  Each of the Management
            -------------------------------------------
Investors hereby appoints Robert K. Wagner and Clayton A. Sweeney as their representatives (such persons and any successors or replacements as provided in this Section 1.3, the "Representatives of the Management Investors") for purposes of this Agreement and hereby grants to the Representatives of the Management Investors, and each of them, an irrevocable proxy for the term of this Agreement to vote (or execute consents with respect to) all the Voting Shares owned by such Management Investor on any matter coming before the stockholders of Holdings. In the event of any disagreement on any matter between the Representatives of the Management Investors, the decision of the Representative holding the most senior office with Holdings and the Company shall be the decision of the Representatives of the Management Investors. Either or both of the Representatives of the Management Investors may be (and, in the event either or both ceases to serve as a Representative of the Management Investors, shall be) replaced by the vote of the holders of at least three-fourths of the Voting Shares held by the Management Investors.

      1.4.  Supermajority Vote Requirement.  Without either (A) the prior
            ------------------------------
affirmative vote of at least a number of voting members of the Board of Directors of Holdings equal to (x) a majority (i.e., more than 50%) of the
                                              -----
number of directors of Holdings as last fixed pursuant to the provisions of the By-Laws of Holdings (a "Majority of the Directors"), plus (y) one director (the vote required pursuant to the foregoing being sometimes referred to herein as a "Supermajority Vote"), or (B) the prior unanimous affirmative vote of a committee of the Board of Directors of Holdings where such committee is established, the authority delegated and the members of the committee selected by a Supermajority Vote (as described in clause (A) of this Section 1.4) and in respect of which all matters to be voted upon are within the authority delegated to such committee, Holdings shall not, and the Voting Stockholders shall use their respective best efforts not to permit Holdings to:

     (a) issue or sell any shares of, or permit any of its Subsidiaries (as hereinafter defined) (including the Company) to issue or sell any shares of, any class or series of capital stock of Holdings or such Subsidiary, or any securities convertible into, or exercisable or exchangeable for, any shares of any class or series of capital stock of Holdings or such Subsidiary, other than
(i) employee stock options or restricted stock issued pursuant to a plan approved by a Supermajority Vote and the Voting Stockholders (an "Approved Plan"), (ii) Shares issued upon exercise of employee stock options granted pursuant to an Approved Plan, (iii) warrants (the "Warrants") to purchase up to an aggregate of 4,371 Non-Voting Shares, and the Non-Voting Shares issuable upon exercise thereof, in connection with the financing or refinancing of the transactions contemplated by the Asset Purchase Agreement dated as of December 28, 1988 by and between the Company and Koppers Company, Inc. (the "Asset Purchase Agreement"), (iv) Series A Shares issuable in payment of the dividends on the Series A Shares, (v) Non-Voting Shares issuable upon conversion of the Series B Shares and (vi) other issuances expressly provided for in this Agreement. As used herein, "Subsidiary" means any corporation, partnership or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the Board of Directors (or other persons performing similar functions) are at the relevant time directly or indirectly owned by Holdings;

     (b) declare, set aside or pay any dividend or other distribution, or permit any Subsidiary of Holdings to declare, set aside or pay any dividend or other distribution, on any shares of any class or series of capital stock of Holdings or such Subsidiary (other than pursuant to the terms of any outstanding series of Preferred Stock and other than, in the case of any such Subsidiary, any dividends or distributions to Holdings or a wholly owned Subsidiary thereof);

     (c) purchase, redeem, retire or otherwise acquire, or set aside any assets or deposit any funds for the purchase, redemption, retirement or other acquisition of, any shares of any class or series of capital stock of Holdings or any securities convertible into, or exercisable or exchangeable for, any shares of any class or series of capital stock of Holdings, other than purchases pursuant to Section 6 or 7 hereof;

     (d) directly or indirectly, purchase or otherwise acquire, in one transaction or a series of related transactions (other than purchases of inventory in the ordinary course of business), any business or assets for a purchase price (including in such purchase price the Fair Market Value (as defined below) of any non-cash consideration) in excess of 30% of the consolidated assets of Holdings and its Consolidated Subsidiaries (as defined below), computed in accordance with generally accepted accounting principles, consistently applied, and determined on the basis of the most recently available quarterly or year-end consolidated financial statements of Holdings and its Consolidated Subsidiaries without giving effect to such purchase or other acquisition. The "Fair Market Value" of any business or assets means the fair market value of such business or assets, as determined by a Supermajority Vote of the Board of Directors of Holdings in good faith. "Consolidated Subsidiaries" means, as of any date, any corporation, partnership or other entity the accounts of which would, in accordance with generally accepted accounting principles, consistently applied, be consolidated with those of Holdings in its consolidated financial statements as of such date;

     (e) directly or indirectly, sell, lease, assign or otherwise transfer or dispose of, in one transaction or a series of related transactions (other than sales of inventory in the ordinary course of business), any business or assets having a Fair Market Value (in the case of an arm's-length transaction, such Fair Market Value to be determined by reference to the purchase price therefor) in excess of 30% of the consolidated assets of Holdings and its Consolidated Subsidiaries computed in accordance with generally accepted accounting principles, consistently applied, and determined on the basis of the most recently available quarterly or year-end consolidated financial statements of Holdings and its Consolidated Subsidiaries without giving effect to such sale, lease, assignment or other transfer;

     (f) enter into any agreement, or adopt any resolution, or permit any Subsidiary of Holdings to enter into any agreement or adopt any resolution, in respect of (i) any merger of Holdings or such Subsidiary with or into any other corporation, partnership or other entity (other than a merger between Holdings and a wholly owned Subsidiary thereof or between two wholly owned Subsidiaries of Holdings), (ii) any consolidation of Holdings or such Subsidiary with any other corporation, partnership or other entity (other than with Holdings or a wholly owned Subsidiary of Holdings), (iii) any transaction or series of related transactions in which Holdings shall sell or otherwise transfer all or substantially all of Holdings' business, property or assets or (iv) any dissolution, liquidation or reorganization of Holdings; provided, however, that
                                                        --------  -------
a Supermajority Vote with respect to any transaction set forth in this Section 1.4(f) shall not be effective unless it includes the affirmative vote of each of the Beazer Director (if any) and the Koppers Australia Director (if any);

     (g) directly or indirectly, effect any reclassification of securities (including any reverse stock split), or recapitalization of Holdings;

          (h) make, or permit any of its Subsidiaries to make, directly or indirectly, during any fiscal year, any expenditures or commitments for fixed or capital assets in excess of 21 million over the amount set forth in the Capital Budget (as defined below) for such fiscal year. The "Capital Budget" for any fiscal year shall mean a capital budget for such fiscal year prepared by the management of Holdings and the Company and approved by a Supermajority Vote on or prior to the first day of such fiscal year;

     (i) amend, modify, alter or repeal its Articles of Incorporation or By-Laws in any respect whatever; provided, however, that unless the provisions of
                         --------  -------
Article III, Section I of the By-Laws requiring unanimous action by the Board of Directors of Holdings (except as set forth in Section 1.1(d)(i) hereof) to alter the number of members of the Board of Directors of Holdings shall have been amended by unanimous action of the Holdings Board of Directors, taken at a time when no vacancies exist in the Holdings Board of Directors, the number of members of the Board of Directors of each of Holdings and the Company (except as set forth in Section 1.1(d)(i) hereof) may only be altered by unanimous action of the Board of Directors of Holdings taken at a time when no vacancies exist in the Board of Directors of Holdings;

     (j) incur or assume, or permit any of its Subsidiaries to incur or assume, any Debt not reflected on the initial balance sheet of Holdings and its Subsidiaries at the Effective Date which is more than $5 million in aggregate amount, other than Debt incurred pursuant to the Bank Credit Agreement (the "Bank Credit Agreement") to be entered into by the Company with Mellon Bank, N.A. in connection with the transactions contemplated by the Asset Purchase Agreement (including the full amount of the commitment thereunder irrespective of the actual amount borrowed thereunder) and including any amount of Debt incurred in connection with the refinancing, renewal, extension, replacement or refunding of the Debt under the Bank Credit Agreement. "Debt" of any person means at any date, without duplication, (i) all indebtedness of such person for borrowed money (whether or not the recourse of the lender is to the whole of the assets of such person or only to a portion thereof), (ii) all obligations of such person evidenced by bonds, debentures, notes or other similar instruments,
(iii) all obligations of such person in respect of letters of credit or other similar instruments (or reimbursement obligations with respect thereto), (iv) all obligations of such person to pay the deferred and unpaid purchase price of property or services, (v) all Capital Lease Obligations of such person, (vi) all Debt of others secured by a Lien on any asset of such person, whether or not such Debt is assumed by such person, and (vii) all Debt of others guaranteed by such person. The amount of Debt of Holdings and its Subsidiaries at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability of any such contingent obligations at such date. "Lien" means any lien, mortgage, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest). "Capital Lease Obligations" of any person means any obligation which is required to be classified and accounted for as a capital lease on the face of a balance sheet of such person prepared in accordance with generally accepted accounting principles, consistently applied; the amount of such obligation shall be the capitalized amount thereof, determined in accordance with generally accepted accounting principles, and the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty. "Guarantee" by any person means any obligation, contingent or otherwise, of such person directly or indirectly guaranteeing any Debt or other obligation of any other person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation of such other person (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for the purpose of assuring in any other manner the obligee of such Debt or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

provided that the term Guarantee shall not include endorsements for collection
- --------
or deposit in the ordinary course of business;

     (k) except pursuant to this Agreement, grant to any person or entity any contractual or other right to Holdings' cooperation or assistance, or cooperate with or assist any person or entity, in registering any shares of any class or series of capital stock of Holdings or any securities convertible into, or exercisable or exchangeable for, any shares of any class or series of capital stock of Holdings pursuant to the Securities Act of 1933, as amended (the "Securities Act"), or any other state, federal or other securities laws;

     (l) decrease or increase the compensation of any of the three most highly paid executive officers of Holdings or the Company other than increases due to cost of living and similar adjustments;

     (m) enter into, or permit any Subsidiary to enter into, any transaction with an Affiliate (as hereinafter defined) of Holdings other than (i) the employment by Holdings or any Subsidiary of an Affiliate as a director, officer or other employee for commercially reasonable compensation, (ii) the repurchase and sale or resale of Shares pursuant to Section 6 or 7 hereof, (iii) the registration of Shares pursuant to the terms of Section 8.1 hereof, (iv) the sale of the Wood Business (as hereinafter defined) to Beazer pursuant to Section 8.3(c) hereof or following a third-party offer to purchase the Wood Business that the Company desires to accept, (v) the sale of shares of Koppers Australia Pty. Ltd. pursuant to the terms of Section 8.4 hereof, (vi) the sale of the Tar Business (as hereinafter defined) to Koppers Australia following a third-party offer to purchase the Tar Business that the Company desires to accept, (vii) transactions pursuant to the terms of the Asset Purchase Agreement or any agreement constituting an exhibit thereto, the Series A Shares, the Series B Shares, or the Placement and Option Agreement, dated as of December 28, 1988 (the "Placement Agreement"), or any agreement constituting an exhibit thereto, and (viii) any other transaction in the ordinary course of business and on terms no less favorable to Holdings or such Subsidiary than would be obtained in a comparable arm's-length transaction; provided, however, that any director
                                     --------  -------
nominated by a Stockholder who is, or whose Affiliate is, a party to a transaction requiring a Supermajority Vote pursuant to this Section 1.4(m) shall not be permitted to vote on such transaction, and the number of votes required for a Supermajority Vote will be computed as if the Board of Directors did not include such director or directors;

     (n) purchase any policy of insurance covering the life of any executive officer of Holdings or the Company;

     (o) adopt any employee stock option plans; it being understood that the Stockholders' have agreed to use their best efforts to adopt an Approved Plan covering up to 5% of the Common Shares (in the form of Voting Shares) of Holdings on a fully diluted basis;

     (p) extend the term of this Agreement;

     (q) remove or replace the President and Chief Executive Officer of Holdings and the Company; or

     (r) amend or modify on behalf of Holdings or the Company the terms, provisions or conditions of this Agreement.

      1.5.  Actions by Voting Stockholders.  The Voting Stockholders will use
            ------------------------------
their respective best efforts not to permit Holdings or the Company to take any of the following corporate actions without (x) if required pursuant to Section 1.4, a Supermajority Vote of the Board of Directors, and (y) the affirmative vote of the holders of at least 66-2/3% of the then outstanding voting power of the Voting Shares:

     (a) (i) any merger of Holdings or a Subsidiary of Holdings with or into any other corporation, partnership or other entity (other than with or into Holdings or wholly owned Subsidiary of Holdings), (ii) any consolidation of Holdings or a Subsidiary of Holdings with any other corporation, partnership or other entity (other than with or into Holdings or a wholly owned Subsidiary of Holdings),
(iii) any transaction or series of related transactions in which Holdings shall sell, lease or otherwise transfer all or substantially all of Holdings' business, properties or assets or (iv) any dissolution, liquidation or reorganization of Holdings;

     (b) the amendment of Holdings' Articles of Incorporation; or

     (c) the approval of an employee stock option or restricted stock plan as contemplated by Section 1.4(a).

      1.6.  No Recourse.  The requirement of a Supermajority Vote as
            -----------
set forth in Sections 1.4 and 1.5 hereof shall inure solely to the benefit of, and be enforceable solely by, the Voting Stockholders. No other person shall have any claim against Holdings, its Subsidiaries or any Voting Stockholder for taking action that fails to comply with such Supermajority Vote requirement but that is otherwise in accordance with law and any agreements or other instruments by which they are bound.

      1.7.  Environmental Matters.  Notwithstanding anything to the contrary
            ---------------------
contained in this Agreement, neither Beazer nor any Affiliate of Beazer shall be entitled to vote any Shares directly or indirectly held by it in any vote of stockholders of Holdings, and no director nominated or elected by Beazer or any Affiliate of Beazer shall be entitled to vote as a director of Holdings or the Company, in each case on any matter coming before the stockholders or directors in connection with or arising out of Article VII of the Asset Purchase Agreement (including the Guarantee of Beazer PLC in connection therewith) or enforcement of Paragraph 2 of the Placement Agreement (including the guarantee of Beazer PLC in connection therewith).

2.   Transfers of Shares.
     -------------------

      2.1.  Legends; Shares Subject to this Agreement.  Unless otherwise
            -----------------------------------------
expressly provided herein, no Stockholder shall sell, assign, pledge, encumber or otherwise transfer any Shares to any person (regardless of the manner in which such Stockholder initially acquired such Shares) nor shall Holdings issue, sell or otherwise transfer any Shares to any person (all persons acquiring Shares from a Stockholder or from Holdings, regardless of the method of transfer, shall be referred to collectively as "Transferees" and individually as a "Transferee") unless (i) such Shares bear legends as provided in Section 9.1 and (ii) such Transferee shall have executed and delivered to Holdings, as a condition precedent to any acquisition of such Shares, an instrument in form and substance reasonably satisfactory to Holdings confirming that such Transferee agrees to become a party to this Agreement and takes such Shares subject to all the terms and conditions of this Agreement; provided that the provisions of this
                                            --------
Section 2.1 shall not apply in respect of a sale of Shares (other than a sale of Shares pursuant to Section 6 hereof) included in a registered public offering under the Securities Act and the rules and regulations promulgated thereunder. Holdings shall not transfer upon its books any Shares to any person except in accordance with this Agreement.

      2.2.  Certain Restrictions.  (a) Notwithstanding anything to the contrary
            --------------------
set forth herein, no Stockholder or Transferee shall directly or indirectly sell, assign, pledge, encumber, hypothecate or otherwise transfer any Shares, unless any such sale, assignment, pledge, encumbrance, hypothecation or other transfer shall have been effected in accordance with the terms of this Agreement.

          (b) Except as permitted pursuant to Sections 2.2(e) and (f), 2.6, 2.7, 6 and 7, no Stockholder or Transferee shall directly or indirectly sell, assign, pledge, encumber, hypothecate or otherwise transfer any Common Shares (or Series B Shares) prior to the third anniversary of the Effective Date, except pursuant to a registered public offering under the Securities Act; provided, however,
                                                          --------  -------
that so long as any such transfer is otherwise in accordance with this Agreement, (i) each of Beazer and Koppers Australia may transfer Common Shares or Series B Shares prior to the third anniversary of the Effective Date if, after giving effect thereto, Beazer and its Permitted Transferees or Koppers Australia and its Permitted Transferees, as the case may be, beneficially own at least 20% of the Common Shares (including Common Shares issuable upon conversion of the Series B Shares but not including Common Shares issuable upon exercise of the Warrants) then outstanding, which ownership shall include at least 20% of the Voting Shares then outstanding, (ii) any Management Investor may transfer Common Shares prior to the third anniversary of the Effective Date if such transfer is to another employee of Holdings or any Subsidiary who concurrently therewith is or becomes a party to this Agreement as a Management Investor and
(iii) a Stockholder may transfer Non-Voting Shares acquired upon exercise of Warrants prior to the third anniversary of the Effective Date.

          (c) No Stockholder shall sell, assign, pledge, encumber, hypothecate or otherwise transfer any Shares at any time if such action would constitute a violation of any federal or state securities or blue sky laws or a breach of the conditions to any exemption from registration of Shares under any such laws or a breach of any undertaking or agreement of such Stockholder entered into pursuant to such laws or in connection with obtaining an exemption thereunder. Each Stockholder agrees that any Shares to be purchased by such Stockholder shall bear appropriate legends restricting the sale or other transfer of such stock in accordance with applicable federal and state securities or blue sky laws.

          (d) Except for the proxies granted by the Management Investors to the Representatives of the Management Investors pursuant to this Agreement, no Stockholder shall grant any proxy or enter into or agree to be bound by any voting trust with respect to any Shares nor shall any Stockholder enter into any stockholder agreements or arrangements of any kind with any person with respect to any Shares inconsistent with the provisions of this Agreement (whether or not such agreements and arrangements are with other Stockholders or holders of Shares who are not parties to this Agreement), including agreements or arrangements with respect to the acquisition, disposition or voting (if applicable) of any Shares, nor shall any Stockholder act, for any reason, as a member of a group or in concert with any other persons in connection with the acquisition, disposition or voting (if applicable) of any Shares in any manner which is inconsistent with the provisions of this Agreement. Actions taken by the Board of Directors or any Stockholder in connection with the possible acquisition of Holdings as contemplated by this Agreement shall not be deemed prohibited hereunder.

          (e) None of the restrictions contained in this Agreement with respect to transfers of Shares (other than those set forth in Sections 2.1, 2.2(a), 2.2(c) and 2.4) shall apply, with respect to a corporate or partnership Stockholder, to transfers of Shares to any affiliate (as such term is defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) thereof (an "Affiliate"). Any such Affiliate Transferee shall be considered a "Permitted Transferee" for purposes of this Agreement. Such Affiliate Transferee shall agree that it will not cease to be an Affiliate of such transferor Stockholder unless, prior to ceasing to be such an Affiliate, such Affiliate Transferee transfers to such Stockholder or an Affiliate thereof all the Shares owned by it.

          (f) A Stockholder shall be entitled to pledge such Stockholder's Shares to an Affiliate of such Stockholder or to a commercial bank, savings and loan institution or any other lending institution as security for any indebtedness of such Stockholder or Holdings to such lender; provided that,
                                                             --------
prior to any such pledge, the pledgee shall deliver to Holdings its written agreement, in form and substance satisfactory to Holdings, that such pledgee shall agree to be bound by all the terms of this Agreement with respect to the Shares so pledged.

          (g) The provisions of Section 2.3 of this Agreement shall not apply to transfers of Shares by any Transferee unaffiliated with any Stockholder, which Shares were acquired pursuant to the terms of this Agreement from a Stockholder or from a subsequent Transferee of such Stockholder; provided that any such
                                                     --------
Transferee (if such Transferee is or is required to become a party to this Agreement) agrees to take such Shares, and any transfer of such Shares by such Transferee shall be, subject to all the other provisions of this Agreement.

          (h) The provisions of Section 2.3 of this Agreement shall not apply to transfers of Shares by a Management Investor to any employee of the Company;

provided that any such purchaser of Shares agrees to take such Shares subject to
- --------
all of the other provisions of this Agreement.

          (i) Joint Ownership With Spouse.  The provisions of Sections 2.1 and
              ---------------------------
2.3 of this Agreement shall not apply to any transfer of Shares by a Management Investor to the Management Investor and his/her spouse jointly; provided, that
                                                                --------
the spouse acquiring an interest in the Shares shall agree to be bound by the provisions of this Agreement.

      2.3.  Transfer to Other Stockholders or to Transferees; Right of First
            ----------------------------------------------------------------
Offer.  (a) Except as provided in Sections 2.2(e), (f), (g), (h) and (i), 6 and
- -----
7, any Stockholder (the "Selling Stockholder") who desires to sell or otherwise transfer any Common Shares (or Series B Shares), other than pursuant to a registered public offering under the Securities Act, shall first give written notice (a "Seller's Notice") to Holdings, and then, as set forth in Section 2.3(c), to the Representatives of the Management Investors in their individual capacities and to all other Stockholders (other than the Management Investors and other than Stockholders who, by virtue of Section 2.2(g) hereof, are not subject to the provisions of this Section 2.3) holding Common Shares (or Series B Shares) (collectively, the "Offeree Stockholders"), stating the Selling Stockholder's desire to make such transfer, the number of Common Shares (and Series B Shares) to be transferred (the "Offered Shares"), and the cash price which the Selling Stockholder proposes to be paid for the Offered Shares and any other terms proposed for the sale of such Offered Shares (the "First Offer Price").

          (b) Upon receipt of the Seller's Notice (the "First Offer"), Holdings shall have the irrevocable and exclusive option to buy (or cause the Company to buy) up to all of the Offered Shares at the First Offer Price; provided that
                                                               --------
Holdings shall not have the right to purchase (or cause the Company to purchase) any of the Offered Shares unless either: (i) Holdings and the Company purchase all such Offered Shares; (ii) if Holdings elects to purchase (or cause the Company to purchase) less than all the Offered Shares, the Offeree Stockholders elect to purchase all the remaining Offered Shares pursuant to this Section 2.3; or (iii) the Selling Stockholder consents to the purchase of less than all the Offered Shares. Holdings' option under this paragraph 2.3(b) shall be exercisable by a written notice to the Selling Stockholder, with copies to all Offeree Stockholders, given within 15 days from the date of the Seller's Notice.

          (c) If Holdings does not exercise its option to purchase (or cause the Company to purchase) the Offered Shares or if Holdings elects to purchase (or cause the Company to purchase) less than all the Offered Shares, then the Selling Stockholder shall give Seller's Notice to each of the Offeree Stockholders. The Offeree Stockholders shall then have the irrevocable and exclusive option, subject to Section 2.4, to purchase the Offered Shares not purchased by Holdings or the Company, in proportion to the number of Common Shares held (and the number of Common Shares issuable upon conversion of any Series B Shares held) by each Offeree Stockholder (or, in the case of the Representatives of the Management Investors, by the Management Investors as a group) electing to purchase Offered Shares; provided that, if any Offeree Stockholder electing to purchase Offered Shares subscribes for fewer Offered Shares than he or it is entitled to, the other Offeree Stockholders may elect to purchase the Offered Shares to which such first Offeree Stockholder was entitled but elected not to purchase, in proportion to the number of Common Shares owned (and the number of Common Shares issuable upon conversion of any Series B Shares held) by each such Offeree Stockholder (or, in the case of the Representatives of the Management Investors, by the Management Investors as a group) so electing to purchase such additional Offered Shares. Unless the Selling Stockholder shall have consented to the purchase of less than all the Offered Shares, no Offeree Stockholder may purchase any Offered Shares unless all Offered Shares are to be purchased. The option of each of the Offeree Stockholders participating in the purchase under this Section 2.3(c) shall be exercisable by written notice to the Selling Stockholder, with copies to Holdings and each other Offeree Stockholder (or, in the case of notice to the Management Investors, to the Representatives of the Management Investors), given within 10 days from the date of the applicable Seller's Notice.

          (d) If each applicable Seller's Notice shall be duly given, and if Holdings and all the Offeree Stockholders shall not exercise their options to purchase the Offered Shares at the First Offer Price or do not purchase all Offered Shares, then the Selling Stockholder shall be free, for a period of 90 days from the earlier of (i) the 10th day following the date of the last Seller's Notice or (ii) the date the Selling Stockholder shall have received written notice from Holdings and the Offeree Stockholders stating their intention not to exercise the options granted under Sections 2.3(b) and (c), to sell the Offered Shares to any third party Transferee at a price (and terms) equal to or greater than the First Offer Price; provided that the Transferee
                                                --------
complies with the provisions of Section 2.1 of this Agreement (including such Transferee's agreement to become a party to and be bound by the terms of this Agreement).

          (e) If the proposed purchase price and terms of a Transferee for the Offered Shares are less favorable than the First Offer Price, the Selling Stockholder shall not sell or otherwise transfer any of the Offered Shares unless the Selling Stockholder shall first reoffer the Offered Shares at such lesser price and terms to Holdings and each of the Offeree Stockholders by giving written notice (the "Reoffer Notice") thereto, stating the Selling Stockholder's intention to make such transfer at such lower price (the "Reoffer Price"). Holdings and each of the other Offeree Stockholders shall then have the irrevocable and exclusive option for a period of 10 days following the Reoffer Notice to purchase (or in the case of Holdings, to cause the Company to purchase) up to all of the Offered Shares at the Reoffer Price, exercisable in the same order of priority, proportions and manner as provided in Sections 2.3(b) and (c). If Holdings and the Offeree Stockholders do not then purchase all the Offered Shares, such Offered Shares may be sold by the Selling Stockholder within 30 days following the earlier of (i) the 10th day from the date of the last Reoffer Notice or (ii) the date on which the Selling Stockholder shall have received written notice from Holdings and the Offeree Stockholders stating their intention not to exercise the option granted in this
Section 2.3(e), at a price equal to or greater than the Reoffer Price; provided
                                                                       --------
that the

Transferee complies with the provisions of Section 2.1 of this Agreement (including such Transferee's agreement to become a party to and be bound by the terms of this Agreement).

          (f) If Holdings and the Offeree Stockholders do not exercise their option to purchase the Offered Shares at the First Offer Price or at the Reoffer Price, and the Selling Stockholder shall not have sold the Offered Shares to any Transferee for any reason before the expiration of the 30-day period described in paragraph 2.3(e) in the event of a Reoffer or, if no Reoffer Notice is given, the 90-day period described in paragraph 2.3(d), then the Selling Stockholder shall not sell any Common Shares or Series B Shares for a period of one month from the last day of such 30- or 90-day period, as the case may be, and all the provisions of this Section 2.3 shall again apply to any subsequent sale.

      2.4.  Sales of Control.  (a) If any Person (as defined in Section 8.3
            ----------------
hereof) (including, for such purposes, the Management Investors as a group, and including, as part of such Person, Transferees pursuant to Sections 2.2(e) and
(f)) would become (taking into account Shares already beneficially owned) the beneficial owner, directly or indirectly, of more than 50% of the outstanding Voting Shares (such Person being referred to herein as a "Control Person") as the result of a sale or other transfer of Shares by any Stockholder or Stockholders or by Holdings (based on one or more pending transfers or offers to purchase or to sell Shares, whether or not the transfers will close or the offers will expire concurrently), including a sale or transfer of Shares to Holdings or the Company which would result in any person or group of persons becoming a Control Person after such sale or transfer, no Shares shall be sold or otherwise transferred, notwithstanding compliance by the Selling Stockholder or Stockholders with the other provisions of this Agreement and notwithstanding the fact that a particular sale or transfer may not be the sale or transfer that would make a person or group of persons a Control Person, unless the Control Person shall offer, in writing to each Stockholder, (i) to purchase all Common Shares and Series B Shares from all Stockholders who desire to sell, at the same price per Common Share (or Common Share equivalent) as such Control Person has offered to purchase Common Shares (or Common Share equivalents) to be sold by the Selling Stockholder or Stockholders or at the same price per Common Share (or Common Share equivalent) as such proposed sale or transfer of Common Shares (or Common Share equivalents) to Holdings or the Company (the "Offering Price"),
(ii) to purchase all Series A Shares (and
any debentures (the "Exchange Debentures") for which such Series A Shares may have been exchanged) from all Stockholders who desire to sell, at liquidation preference (or principal amount) plus any accrued but unpaid dividends (or interest) thereon and (iii) to purchase all outstanding Warrants at a price per Warrant (the "Warrant Price") equal to (A) the excess, if any, of the Offering Price over the per Common Share exercise price of the Warrants multiplied by (B) the number of Common Shares for which a Warrant is then exercisable; provided
                                                                     --------
that two or more Stockholders owning in the aggregate more than 50% of the outstanding Voting Shares shall not be deemed to be a Control Person for the purposes of this Section 2.4 solely because such Stockholders are parties to this Agreement or take actions as required by this Agreement.

          (b) The Selling Stockholder or Stockholders or Holdings, as the case may be, shall promptly notify the Control Person that the proposed purchase or transfer will be subject to the provisions of this Section 2.4. Within 30 days thereafter, the Control Person shall give written notice to each Stockholder of its abandonment of the proposed purchase or transfer, or its offer to purchase all the Common Shares, Series B Shares, Series A Shares (or Exchange Debentures) and Warrants each Stockholder desires to sell, such offer being referred to herein as the "Control Offer." Each Stockholder shall have 60 days from the receipt of such Control Offer in which to accept such Control Offer. No Stockholder shall sell any Shares to a Control Person or to Holdings or the Company and Holdings or the Company shall not sell any Shares to a Control Person or purchase any Shares from any person or group of persons if such sale or purchase would result in any Person becoming a Control Person (based on one or more pending transfers or offers to purchase or to sell Shares, whether or not the transfers will close or the offers expire concurrently), except in response to an offer made in compliance with this Section 2.4.

          (c) If, during the 60-day period specified in the second sentence of paragraph 2.4(b) above, Holdings or the Company or any Stockholder shall receive any offer from any person or group of persons other than the Control Person, or from the Control Person, to purchase all of the Shares held by Stockholders desiring to sell Shares at a price greater than the Offering Price offered to all Stockholders by the Control Person pursuant to its initial (or any subsequent) Control Offer or by any offeror other than the Control Person which makes an offer subsequent to that of the Control Person, such offer shall be transmitted to all Stockholders and, to be valid hereunder, must state that it is open until the 60th day from the date of the Control Offer (or if there are less than five business days remaining in such period, for five business days). Unless all the Stockholders desiring to sell their Common Shares, Series B Shares, Series A Shares (or Exchange Debentures) and Warrants otherwise agree, no Common Shares, Series B Shares, Series A Shares (or Exchange Debentures) or Warrants may be sold or otherwise transferred to any offeror (or purchased by Holdings if such purchase would result in any Person becoming a Control Person) at a price lower than the highest price offered by an offeror (including the Control Person) (or, in the case of Warrants, the Warrant Price, or in the case of Series A Shares (or Exchange Debentures), the liquidation Preference (or principal amount) plus any accrued but unpaid dividends (or interest) thereon); and no Common Shares, Series B Shares, Series A Shares (or Exchange Debentures) or Warrants may be sold or otherwise transferred to any such offeror (or purchased by Holdings or the Company if such purchase would result in any Person becoming a Control Person) unless all Common Shares, Series B Shares, Series A Shares (or Exchange Debentures) and Warrants desired to be sold are accepted in writing for purchase.

          (d) If any offer hereunder is made less than five business days prior to the end of the 60th day after the date of the Control Offer, such period shall be deemed extended until the expiration of five business days from the date such offer is made. If, after the expiration of all offers made under this
Section 2.4 in response to a Control Offer, no sale or transfer has occurred as a result of which any Person has become a Control Person, then, if any subsequent sale or transfer is proposed and such sale or transfer would result in any Person becoming a Control Person (based on one or more pending transfers or offers to sell Voting Shares, whether or not the transfers will close or the offers expire concurrently), the provisions of this Section 2.4 shall again apply.

      2.5.  Form of Consideration for Shares.  No offer to purchase Shares under
            --------------------------------
any section of this Section 2 shall be deemed to be valid unless (i) the purchase price for such Shares is payable in cash, marketable securities that can be readily valued by reference to quoted trading prices or installment notes, (ii) all Stockholders entitled to sell any Shares pursuant to such offer are offered the same form of consideration for their Shares and (iii) if marketable securities or installment notes comprise all or part of the consideration for such purchase, the offeror offers all Stockholders entitled to sell any Shares pursuant to such offer cash as an alternative to such marketable securities or installment notes. In determining whether consideration offered under any section of this Agreement is greater than, less than or equal to a First Offer Price, Reoffer Price or the price offered pursuant to a Control Offer, only the per Share value of the cash consideration or the marketable securities offered shall be considered.

      2.6.  Merger Transactions.  Notwithstanding anything contained herein to
            -------------------
the contrary, Holdings may enter into any agreement to consolidate with or merge with or into any other corporation, or enter into any other extraordinary transaction involving the transfer of the Shares, if such agreement is approved by both a Supermajority Vote of the Board of Directors of Holdings (subject to the proviso set forth in Section 1.4(f) hereof) and the vote of the holders of at least 66-2/3% of the outstanding Voting Shares and such agreement calls for equal treatment of all Common Shares and Series B Shares (based on the number of Common Shares into which the Series B Shares are convertible) and the redemption of Series A Shares (or Exchange Debentures) (except that such redemption of Series A Shares or Exchange Debentures shall not be required in the case of any such transaction, such as a merger to effect a reincorporation or holding company, in which the economic interest of the holders of Common Shares and Series B Shares remains substantially unchanged) and, in such event, Sections 2.3, 2.4 and 2.5 of this Agreement shall not be applicable and all Common Shares and Series B Shares (and Series A Shares or Exchange Debentures) may be transferred for such consideration (or in the case of Series A Shares or Exchange Debentures, at liquidation preference (or principal Amount) plus any accrued but unpaid dividends (or interest) thereon) as approved by such vote of the Board of Directors and the Voting Stockholders.

      2.7.  Transfer of Series B Shares.  Notwithstanding anything contained
            ---------------------------
herein to the contrary, Beazer may transfer Series B Shares to Goldman, Sachs & Co. or its designee pursuant to the terms and conditions of the Placement Agreement.

3.   Involuntary Transfer of Shares.
     ------------------------------

      3.1.  Certain Involuntary Transfers; Seller's Notice.  If a Stockholder
            ----------------------------------------------
shall involuntarily transfer directly or indirectly any or all of his Shares such Stockholder shall give written notice within 30 days of such involuntary transfer to Holdings and the other Stockholders, with a copy to the Transferee, stating the fact that the involuntary transfer occurred, the reason therefor, the date of the transfer, the name and address of the Transferee and the number of Shares acquired by the Transferee.

      3.2.  Right to Repurchase.  For a period of 60 days from the date of
            -------------------
receipt of the Seller's Notice or, failing receipt of such notice, 60 days from the date Holdings sends written notice to the Transferee that the transfer is deemed to be an involuntary transfer subject to repurchase under this Agreement, Holdings and each of the Offeree Stockholders shall have the irrevocable and exclusive option to buy all of the Offered Shares, exercisable in the same order of priority, proportion and manner as provided in Sections 2.3(a), (b) and (c), and the provisions of Sections 2.3(a), (b) and (c) shall be followed in their entirety except that the purchase price shall be as provided in Section 3.3.

      3.3.  Purchase Price.  (a)  The purchase price for Shares purchased
            --------------
pursuant to Section 3.2 shall be equal to the lesser of (i) the price which the involuntary Transferee paid for the Offered Shares, (ii) Investment Price and
(iii) in the case of Common Shares (or Common Share equivalents), Adjusted Book Value (as such term is hereinafter defined). Adjusted Book Value shall be determined by Holdings using accounting principles then in effect and as applied by Holdings and shall be accompanied by a letter from Holdings' independent accountants stating that the calculations made by Holdings have been made in accordance with the applicable provisions of this Agreement.

          (b) For purposes of this Agreement, the following terms shall have the meanings set forth below:

                 (i) "Investment Price" shall mean the price per Share that such Stockholder paid for the Shares owned by him or it; and

                (ii) "Adjusted Book Value" shall mean the book Value per share of Common Shares, calculated by dividing (A) the sum of (x) common stockholders' equity (except that retained earnings may be adjusted at the sole discretion of the Board of Directors to reduce or eliminate the effect of unusual, non-recurring and/or extraordinary items regardless of whether such items are so characterized by generally accepted accounting principles) reflected in Holdings' most recent quarterly or year-end consolidated financial statements, plus (y) the total proceeds to be realized by Holdings upon the exercise of all outstanding dilutive stock options by (B) Common Shares outstanding plus total outstanding dilutive stock options. For purposes of this calculation, stock options shall be considered dilutive if the exercise price per share is less than per share Adjusted Book Value calculated without regard to outstanding stock options.

4.   Retirement of Shares Purchased by Holdings.
     ------------------------------------------

     Any Shares purchased by the Company from a Stockholder or such Stockholder's personal representative, estate or heirs or Permitted Transferees pursuant to this Agreement shall be retired and canceled; provided, however,
                                                          ------------------
that any Voting Shares purchased by Holdings or the Company from a Management Investor may be resold to other employees or Directors of Holdings or its Subsidiaries who concurrently therewith are or become a party to this Agreement as Management Investors.

5.   Closing.
     -------

      5.1.  Closing.  Any Selling Stockholder and the parties hereto who are
            -------
purchasing any of the Offered Shares pursuant to the foregoing provisions of this Agreement shall mutually determine a closing date (the "Closing Date") which shall not be more than five business days, subject to any applicable regulatory waiting periods, after the date upon which a purchaser shall have the right to purchase Shares in accordance with this Agreement.

      5.2.  Deliveries at Closing; Method of Payment of Purchase Price.  On the
            ----------------------------------------------------------
Closing Date, any Selling Stockholder shall deliver certificates with appropriate transfer tax stamps affixed and with stock powers endorsed in blank, representing the Shares to be purchased by the persons exercising their options hereunder, each of whom shall deliver to such Selling Stockholder, by means of certified check payable in New York Clearing House funds, his or its portion of the purchase price which is payable in cash and his or its portion of the other consideration, if any, to be paid in exchange for such Shares. In addition, if the person selling Shares is the personal representative of a deceased Stockholder, the personal representative shall also deliver to the purchaser or purchasers (i) copies of letters testamentary or letters of administration evidencing his appointment and qualification, (ii) a certificate issued by the Internal Revenue Service pursuant to Section 6325 of the Internal Revenue Code of 1986, as amended (the "Code"), discharging the Shares being sold from liens imposed by the Code and (iii) an estate tax waiver issued by the state of the decedent's domicile.

6.   Sale of Common Shares by Management Investors.
     ---------------------------------------------

      6.1.  Special Sale of Initial Management Investors' Voting Shares.
            -----------------------------------------------------------
Notwithstanding anything to the contrary contained herein, on one occasion, no earlier than the 90th day after the Effective Date and no later than the first anniversary of the Effective Date, the initial Management Investors shall be entitled to sell or otherwise distribute all or any portion of the Voting Shares owned by them, at a price no greater than such Management Investors' Investment Price, to any person or persons who are at time of such sale or distribution employees of Holdings or its Subsidiaries (or to Holdings contemporaneously with the sale or resale by Holdings of an equal number of Voting Shares at the same price to any such person or persons), in such amounts and on such Terms (subject to this Section 6.1) as may be determined by the Representatives of the Management Investors. Any purchaser of Voting Shares pursuant to this Section
6.1 shall, as a condition of such purchase, (i) execute and deliver to Holdings a counterpart of this Agreement and (ii) be considered a Management Investor and agree to be bound by all the provisions of this Agreement, including the appointment and grant of proxy pursuant to Section 1.3 hereof, as such provisions apply to the Management Investors.

      6.2.  Cooperation of Holdings.  Holdings agrees, and the Voting
            -----------------------
Stockholders agree to cause Holdings, to cooperate with the Management Investors, at Holdings' expense, in effecting the sale or other distribution of Voting Shares contemplated by Section 6.1, including, (a) if requested by the Representatives of the Management Investors, repurchasing such Voting Shares concurrently with the sale or resale of an equal number of Voting Shares at the same price pursuant to Section 6.1 and (b) if such sale or distribution cannot otherwise be accomplished, using its best efforts to effect the registration of such Voting Shares under the Securities Act.

      6.3.  Special Sales of Common Shares by Representatives of the Management
            -------------------------------------------------------------------
Investors. Within 120 days of any purchase of Common Shares by either
- ---------
Representative of the Management Investors pursuant to Section 2.3 hereof, such Representative of the Management Investors shall be entitled to sell all or any portion of the Common Shares so purchased pursuant to Section 2.3 hereof, at a price no greater than the price at which such Representative of the Management Investors purchased such Common Shares, to Holdings contemporaneously with the sale or resale by Holdings of an equal number of Common Shares at the same price to any person or persons who at the time of such sale are employees of Holdings or its Subsidiaries, in such amounts and on such terms (subject to this Section 6.3) as may be determined by the Representatives of the Management Investors. Any purchaser of Common Shares pursuant to this Section 6.3 shall, as a condition of such purchase, (i) execute and deliver to Holdings a counterpart of this Agreement and (ii) be considered a Management Investor and agree to be bound by all the provisions of this Agreement, including the appointment and grant of proxy (if applicable) pursuant to Section 1.3 hereof, as such provisions apply to the Management Investors.

7.   Sales of Management Investors' Voting
     Shares on Termination of Employment.
     ------------------------------------

      7.1.  Sales Upon Termination.  (a)  Upon a Management Investor's ceasing
            ----------------------
for any reason (a "Termination Event") to be employed by Holdings or any of its Subsidiaries (whether due to such Management Investor's death, disability, termination for cause, involuntary termination, voluntary resignation or retirement, as such terms are hereinafter defined) (a "Terminated Investor"), subject to the provisions of Sections 7.1(b) through (d) hereof, Holdings, in its sole discretion, may purchase (or cause the Company to purchase), and such Terminated Investor shall sell to Holdings on one occasion all of the Voting Shares owned by such Terminated Investor, including any Voting Shares owned jointly by a Terminated Investor with his/her spouse pursuant to Section 2.2(i) hereof (the "Termination Shares"), at a price per Termination Share equal to the Termination Price.

     If Holdings does not elect to purchase all of the Termination Shares of any given Terminated Investor upon the occurrence of a Termination Event, Holdings shall purchase and each such Terminated Investor, subject to the provisions of
Section 7.1(b) through (d) hereof, shall sell to Holdings the Termination Shares owned by such Terminated Investor on the following terms. Twenty-five percent (25%) of the Termination Shares shall be tendered upon termination as provided in this Section 7.1, and the remaining Termination Shares shall be tendered in three (3) equal annual tenders on the anniversary date of the Termination Event. The price per Termination Share for each installment shall be determined in accordance with one of the following alternative redemption options, to be chosen by the Terminated Investor with the approval of the Company:
either

    (i) The price per Termination Share for each installment shall be equal to the Termination Price that would be effective if the Terminated Investor had terminated employment on the anniversary date;

or

    (ii) The price per Termination Share for each tender shall be equal to the Terminated Price in effect on the date of the Termination Event.

As used in this Agreement, the term "Termination Price" shall mean the Fair Market Value (as hereinafter defined) of the Termination Shares on the date of the Termination Event.

     The closing of the purchase of the Terminated Shares (the "Termination Closing") pursuant to this Section 7.1(a) shall take place at the principal offices of the Company on the date chosen by Holdings or the Company which date shall not, except as otherwise provided in this Section 7, be more than sixty days after the occurrence of the Termination Event. At the Termination Closing, Holdings or the Company shall deliver to the Terminated Investor against delivery of Duly Endorsed (as hereinafter defined) certificates representing such Termination Shares, free and clear of all Encumbrances (as hereinafter defined), a certified check or checks in the amount of the Termination Price and share certificates as required.

          (b) Notwithstanding anything to the contrary contained in this Section 7.1, Holdings shall not be obligated to acquire any Termination Shares in exchange for a payment pursuant to Section 7.1(a) to the extent that, despite its ability to deliver all or any portion of the Termination Price in a Note, the acquisition thereof would (i) violate any law, statute, order, writ, injunction, decree, rule, regulation, policy or guideline promulgated, or judgment entered, by any federal, state, local or foreign court or governmental authority applicable to Holdings or any of its Subsidiaries, provided, that Holdings shall use all legally permissible methods in the reduction of capital and, if the Board of Directors determines that Holdings' assets (or a portion thereof) may be revalued without receipt of an appraisal, in the revaluation of assets in obtaining a legal source of funds, or (ii) constitute or cause a breach or default (immediately or with notice or lapse of time or both) of any agreement or instrument to which Holdings or any of its Subsidiaries is a party or by which Holdings or any of its Subsidiaries or any of their respective assets is bound.

          (c) To the extent that the provisions of Section 7.1(b) limit but do not preclude Holdings and the Company from acquiring any Termination Shares in exchange for a payment, Holdings or the Company shall purchase such Termination Shares on the date specified in Section 7.1(a) to the extent permitted pro rata from each Terminated Investor as to whom or which a Termination Closing has not occurred, on the basis of the number of Termination Shares owned by each Terminated Investor.

          (d) Contemporaneously with any Termination Closing, Holdings may sell or resell a number of Voting Shares equal to or less than the number of Termination Shares to be acquired at such Termination Closing, at a price no less than the Termination Price for such Termination Shares, to employees of Holdings or its Subsidiaries who are or concurrently therewith become parties to this Agreement as Management Investors, and may use the proceeds from any such sale or resale of Voting Shares to acquire such Termination Shares.

          (e) After all purchases of Termination Shares pursuant to paragraphs
(a), (b) and (c) of this Section 7.1, any remaining Termination Shares shall be offered to the Offeree Stockholders at the price determined pursuant to Section 7.1(a), in the same proportions and manner as provided in Sections 2.3(b) and
(c).
          (f) Holdings or the Company shall purchase any Termination Shares not acquired by it or the Offeree Stockholders pursuant to Sections 7.1(a), (b), (c) and (e) hereof on the date chosen by Holdings (not later than the fifteenth business day) after such date as Holdings learns that it is no longer restricted under Section 7.1(b) hereof from acquiring all such Termination Shares. The price to be paid to acquire such Termination Shares shall be the amount that would have been paid pursuant to Section 7.1(a) hereof if such acquisition had not been delayed.

      7.2.  Definitions.  As used in this Section 7, the following terms shall
            -----------
have the meanings ascribed to them below:

          (a) The term "Cause" used in connection with a termination of employment of a Management Investor shall mean (A) the willful and continued failure by such Management Investor to perform substantially his or her duties to Holdings or any of its Subsidiaries (other than any such failure resulting from his or her Disability) within a reasonable period of time after a written demand for substantial performance is delivered to such Management Investor by the Board of Directors of Holdings, which demand specifically identifies the manner in which the Board of Directors believes that such Management Investor has not substantially performed his or her duties, (B) the willful misconduct by such Management Investor in, the performance of his or her duties to Holdings or any of its Subsidiaries (including, without limitation, the conviction by a court of competent jurisdiction of the Management Investor of any offense, regardless of classification, related to the Management Investor's duties and responsibilities to Holdings or any of its Subsidiaries), (C) the negligent performance, by such Management Investor of his or her duties to Holdings or any of its Subsidiaries if such performance is determined by the Board to have had or to be reasonably likely to have a material adverse effect on the business, assets, prospects or financial condition of Holdings or the Subsidiary employing the Management Investor, or (D) the conviction of such Management Investor by a court of competent jurisdiction of a felony.

          (b) The term "Disability," with respect to a Management Investor, shall mean the inability of such Management Investor to perform substantially his or her duties and responsibilities to Holdings or any of its Subsidiaries by reason of a physical or mental disability or infirmity (i) for a continuous period of six months or (ii) at such earlier time as such Management Investor submits medical evidence satisfactory to Holdings that such Management Investor has a physical or mental disability or infirmity that will likely prevent such Management Investor from substantially performing his or her duties and responsibilities for six months or longer. The date of such Disability shall be on the last day of such six-month period or the day on which such Management Investor submits such evidence, as the case may be.

          (c) The term "Duly Endorsed" shall mean duly endorsed in blank by the person or persons in whose name a stock certificate is registered or accompanied by a duly executed stock or security assignment separate from the certificate with the signature(s) thereon guaranteed by a commercial bank or trust company or a member of a national securities exchange or the National Association of Securities Dealers, Inc.

          (d) "Encumbrances" shall mean any and all liens, claims, charges, security interests, options or other legal or equitable encumbrances.

          (e) The term "Fair Market Value" shall mean the fair market value of the Voting Shares as determined in good faith by the Board of Directors of Holdings.

          (f) The term "Involuntary Termination" shall mean termination of a Management Investor's employment with Holdings or its Subsidiaries by Holdings or such Subsidiary, which termination is not for Cause or the result of Retirement, death or Disability.

          (g) The term "Retirement" shall mean with respect to any Management Investor such Management Investor's termination of employment at or after (i) attainment of age 65 if the Management Investor has been continuously employed by Holdings or any of its Subsidiaries for at least one year or (ii) attainment of age 60 if the Management Investor has been continuously employed by Holdings or any of its Subsidiaries for at least three years.

          (h) The term "Voluntary Resignation" shall mean the termination of a Management Investor's employment with Holdings or its Subsidiaries by such Management Investor, other than for Retirement, death or Disability.

8.   Certain Rights.
     --------------

      8.1.  Registration Rights.  (a)  If at any time or from time to time,
            -------------------
Holdings shall determine to register any of its Common Shares or Series B Shares, either for its own account or the account of a securityholder or holders, other than a registration pursuant to Section 6 or any other registration which does not include substantially the same information as would be required to be included in the registration statement covering the sale of Stockholders' Common Shares, Holdings will:

     (i) promptly give to each Stockholder written notice thereof (which shall include a list of the states and other jurisdictions in which Holdings intends to Attempt to qualify such securities under applicable securities laws);

     (ii) use its best efforts to include in such registration (and any related qualification in such states and other jurisdictions), and in any underwriting involved therein, all the Common Shares (or Series B Shares) or Series A Shares specified in any written request therefor by a Stockholder received by Holdings within fifteen (15) days after such written notice is given; and

     (iii) in the case of a Stockholder holding Non-Voting Shares or Series B Shares, at the request of such Stockholder, exchange such Non-Voting Shares or Series B Shares for Voting Shares to the extent such Shares are to be included in such registration.

          (b) If the registration of which Holdings gives notice is for a registered public offering involving an underwriting, Holdings shall so advise each Stockholder as a part of the written notice given pursuant to paragraph (i) of Section 8.1(a). In such event the right of each Stockholder to registration pursuant to this Section 8.1 shall be conditioned upon such Stockholder's participation in such underwriting and the inclusion of such Stockholder's Shares in the underwriting to the extent provided herein. Each Stockholder desiring to participate in the underwriting (together with Holdings and any other securityholders distributing their securities through such underwriting) shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by Holdings.

          Notwithstanding any other provision of this Section 8.1, if the underwriter reasonably determines that marketing factors require a limitation of the number of securities to be underwritten, the underwriter may limit the number of Common Shares, Series B Shares and any other securities of Holdings entitled to registration in any registration and underwriting pursuant to agreements with Holdings. In such event, Holdings shall so advise each Stockholder and all securityholders owning securities which would otherwise be registered and underwritten pursuant hereto, and the number of Common Shares,

Series B Shares, and such other securities that may be included in the registration and underwriting shall be allocated among all Stockholders and other securityholders in proportion, as nearly as practicable, to the respective amounts of Common Shares, Series B Shares (based on the number of Common Shares into which the Series B Shares are convertible) and such other securities entitled to such registration held by such Stockholders and other securityholders at the time of filing the registration statement.

          No Common Shares, Series B Shares or other securities excluded from the underwriting by reason of the underwriter's marketing limitation shall be included in such registration. If any Stockholder disapproves of the terms of the underwriting, it or he may elect to withdraw therefrom by written notice to Holdings and the underwriter or underwriters. The Shares so withdrawn shall also be withdrawn from registration.

          (c) Holdings or the Company shall pay all expenses of any registration pursuant to this Section 8.1; provided that any Stockholder selling Shares pursuant to such registration will pay any underwriting discount or similar commission with respect to the Shares sold by such Stockholder. In connection with any registration pursuant to this Section 8.1, Holdings or the Company will indemnify and hold harmless each Stockholder participating therein against any and all losses, claims, damages or liabilities to which such Stockholder shall become subject, under the Securities Act or otherwise, that arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the registration statement or prospectus thereunder or any amendment or supplement thereto, or any related preliminary prospectus, or arise out of or are based on any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements there in not misleading; provided that Holdings and the Company will not be
                         --------
liable in any such case, and such Stockholder shall indemnify and hold harmless Holdings and the Company, to the extent of any loss, claim, damage or liability that arises out of or is based upon any untrue statement or alleged untrue statement in or omission or alleged omission from any of such documents in reliance upon and in conformity with written information furnished to Holdings by such Stockholder specifically for use therein.

      8.2.  Right of First Offer on Tar Business.  (a)   In the event Holdings
            ------------------------------------
desires to sell or otherwise transfer the assets or business comprising the Tar Products sector of Koppers Company, Inc.

(the "Tar Business"), which the Company is purchasing pursuant to the Asset Purchase Agreement, other than as part of a sale of Holdings or the Company or substantially all the assets of Holdings or the Company or by means of a sale of Shares, Holdings shall give written notice (the "Tar Notice") to each of the Stockholders stating the price at and terms on which Holdings proposes to offer the Tar Business (the "Tar First Offer Price"). Upon receipt of the Tar Notice, Koppers Australia (but not any other Stockholder) shall have the irrevocable and exclusive option, for a period of 60 days, to enter into a definitive agreement for the purchase of the Tar Business at a price and on terms no less favorable than the Tar First Offer Price; provided that Koppers Australia will notify Holdings within 15 days after receipt of the Tar Notice of its good faith intention to exercise its option to purchase the Tar Business. If Koppers Australia does not exercise its option to purchase the Tar Business, Holdings shall be free to sell the Tar Business, at a price and on terms no less favorable than the Tar First Offer Price, for a period of 90 days after the earlier of (i) the 60th day following the date of the Tar Notice and (ii) Holdings' receipt of written notice from Koppers Australia that it does not intend to purchase the Tar Business.

          (b) If the proposed terms of the sale of the Tar Business are less favorable than the Tar First Offer Price, Holdings shall not sell or otherwise transfer the Tar Business unless Holdings shall first reoffer the Tar Business on such less favorable terms to Koppers Australia by giving written notice (the "Tar Reoffer Notice") thereto, stating Holdings' intention to make such transfer on such less favorable terms (the "Tar Reoffer Price"). Koppers Australia shall then have the irrevocable and exclusive option, for a period of 60 days, to enter into a definitive agreement to purchase the Tar Business at the Tar Reoffer Price; provided that Koppers Australia will notify Holdings within 15 days after the Tar Reoffer Notice of its good faith intention to exercise its option to purchase the Tar Business. If Koppers Australia does not then purchase the Tar Business, Holdings may sell the Tar Business within 90 days after the earlier of (i) the 60th day following the date of receipt by Koppers Australia of the Tar Reoffer Notice and (ii) Holdings' receipt of written notice that Koppers Australia does not intend to purchase the Tar Business.

      8.3.  Rights of First Offer and Purchase on Wood Business.  (a)  In the
            ---------------------------------------------------
event Holdings desires to sell or otherwise transfer the assets or business comprising the Wood Products sector of Koppers Company, Inc. (the "Wood Business"), which the Company is purchasing pursuant to the Asset Purchase

Agreement, other than as part of a sale of Holdings or the Company or substantially all the assets of Holdings or the Company or by means of a sale of Shares, Holdings shall give written notice (the "Wood Notice") to each of the Stockholders stating the price at and terms on which Holdings proposes to offer the Wood Business (the "Wood First Offer Price"). Upon receipt of the Wood Notice, Beazer (but not any other Stockholder) shall have the irrevocable and exclusive option, for a period of 60 days, to enter into a definitive agreement for the purchase of the Wood Business at a price and on terms no less favorable than the Wood First Offer Price; provided that Beazer will notify Holdings
                                 --------
within 15 days after receipt of the Wood Notice of its good faith intention to exercise its option to purchase the Wood Business. If Beazer does Not exercise its option to purchase the Wood Business, Holdings shall be free to sell the Wood Business, at a price and on terms no less favorable than the Wood First Offer Price, for a period of 90 days after the earlier of (i) the 60th day following the date of the Wood Notice and (ii) Holdings' receipt of written notice from Beazer that it does not intend to purchase the Wood Business.

          (b) If the proposed terms of the sale of the Wood Business are less favorable than the Wood First Offer Price, Holdings shall not sell or otherwise transfer the Wood Business unless Holdings shall first reoffer the Wood Business on such less favorable terms to Beazer by giving written notice (the "Wood Reoffer Notice") thereto, stating Holdings' intention to make such transfer on such less favorable terms (the "Wood Reoffer Price"). Beazer shall then have the irrevocable and exclusive option, for a period of 60 days, to enter into a definitive agreement to purchase the Wood Business at the Wood Reoffer Price; provided that Beazer will notify Holdings within 15 days after the Wood Reoffer
- --------
Notice of its good faith intention to exercise its option to purchase the Wood Business. If Beazer does not then purchase the Wood Business, Holdings may sell the Wood Business within 90 days after the earlier of (i) the 60th day following the date of receipt by Beazer of the Wood Reoffer Notice and (ii) Holdings' receipt of written notice that Beazer does not intend to purchase the Wood Business.

          (c) In the event that any Person (other than Beazer, Koppers Australia or the Management Investors or any of their respective Affiliates) (i) becomes the beneficial owner of more than 50% of the Voting Stock then outstanding or
(ii) obtains the power to nominate or elect, by agreement or otherwise, at least a majority of the Board of Directors of Holdings, then Beazer shall have the right (the

"Purchase Right") to purchase (or cause its designee to purchase) the Wood Business (to the extent then owned by Holdings or any of its Subsidiaries) at a price and on terms and conditions to be mutually agreed by Holdings (or the Company) and Beazer. Beazer may exercise the Purchase Right by written notice (the "Purchase Notice") to Holdings and the Company within 30 days after receipt of written notice from Holdings of the occurrence of the events set forth in clause (i) or (ii) above. If the parties are unable to agree to the price, terms or conditions of such purchase and sale, any unresolved issues shall be submitted for resolution to a panel of three arbitrators in accordance with the rules of the American Arbitration Association. If prior to the closing of the purchase pursuant to the exercise of the Purchase Right, the holder of a mortgage, security interest or other lien with respect to a substantial portion of the Wood Business or the capital stock of the Company (in either case as security for indebtedness of the Company or Holdings) shall have commenced the exercise of a remedy to foreclose on, sell or otherwise dispose of any such collateral as a result of an event of default under such indebtedness, or the related security documents ("foreclosure"), then (i) the Purchase Right shall be suspended pending the completion (or abandonment) of such foreclosure and (ii) the Purchase Right shall be terminated with respect to any portion of the Wood Business which is sold or otherwise disposed of in such foreclosure.

          For purposes of this paragraph (c) and Sections 2.4 and 8.4 hereof, "Person" shall mean an individual, partnership, Corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture or other entity, or government or any agency or political subdivision thereof.

      8.4.  Right of Repurchase.  In the event that any Person (other than
            -------------------
Beazer, Koppers Australia or the Management Investors, or any of their respective Affiliates) (a) becomes the beneficial owner of more than 50% of the Voting Stock then outstanding or (b) obtains the power to nominate or elect, by agreement or otherwise, at least a majority of the Board of Directors of Holdings, then Koppers Australia shall have the right (the "Repurchase Right") to purchase (or cause its designee to purchase) all (but not less than all) the shares of capital stock of Koppers Australia Pty. Ltd. (the "KAPL Shares") then owned by Holdings or any of its Subsidiaries. Koppers Australia may exercise the Repurchase Right by written notice (the "Repurchase Notice") to Holdings and the Company within 30 days after receipt of written notice from Holdings of the occurrence of the events set forth in clause (a) or
(b) above. In the event Koppers Australia exercises the Repurchase Right, the closing of the purchase and sale of the KAPL Shares shall take place at the offices of Holdings (or such other place as may be mutually agreed) within 30 days following delivery of the Repurchase Notice. At the closing of such purchase and sale, Holdings (or its Subsidiary or Subsidiaries) shall deliver to Koppers Australia (or its designee) a certificate or certificates representing the KAPL Shares, in proper form for transfer, and Koppers Australia (or its designee) shall deliver to Holdings (or its Subsidiary or Subsidiaries) immediately available funds in payment of the purchase price for the KAPL Shares. The purchase price for the KAPL Shares shall be set by mutual agreement between Holdings and Koppers Australia or, if the parties are unable to reach agreement, by an independent appraisal firm mutually selected by Holdings and Koppers Australia.

      8.5.  Preemptive Rights.  In the event that Holdings offers to sell
            -----------------
additional Common Shares, each Stockholder subject to Section 2.3 hereof shall have the right to subscribe for such additional Common Shares (for a period of 30 days following written notice of such offer), at the offered price (or its Equivalent Fair Market Value in cash), in proportion to the number of Common Shares owned by such Stockholder divided by the total number of Common Shares owned by Stockholders having the right so to subscribe pursuant to this Section
8.5. Unless Holdings is offering to sell only Non-Voting Shares, the right to subscribe pursuant to this Section 8.5 shall extend to Voting Shares to the extent the Common Shares owned by a Stockholder giving rise to the right to subscribe are Voting Shares, and shall extend to Non-Voting Shares to the extent the Common Shares owned by a Stockholder giving rise to the right to subscribe are Non-Voting Shares.

          This Section 8.5 shall not apply to issuances or sales of Common Shares pursuant to (a) a registered public offering under the Securities Act,
(b) the Warrants, (c) employee stock options and (d) sales of Common Shares to employees of Holdings or any of its Subsidiaries to the extent of Common Shares that have been repurchased from Management Investors pursuant to Section 6 or 7 hereof.

      8.6.  Sale of Substantially All the Assets.  In the event that Holdings
            ------------------------------------
sells or otherwise disposes of all or substantially all its assets, Holdings shall not distribute the proceeds of such sale or disposition unless, concurrently therewith, Holdings redeems or repurchases the outstanding Series A Shares (or

Exchange Debentures) at their liquidation preference (or principal amount), plus any accrued but unpaid dividends (or interest) thereon.

9.   Miscellaneous.
     -------------

      9.1.  Endorsement of Stock Certificates.  A copy of this Agreement shall
            ---------------------------------
be filed with the Secretary of Holdings and kept with the records of Holdings. Each of the Stockholders hereby agrees that each outstanding certificate representing Shares subject to this Agreement (other than those Shares which shall have been registered under the Securities Act, in which case such Shares shall, if required by Section 9.6(b), bear only the endorsement set forth in paragraph (b) below) shall bear endorsements reading substantially as follows:

(a) The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended, and may not be transferred, sold or otherwise disposed of except pursuant to an effective registration statement or pursuant to an exemption from registration, under the Act.

(b) The shares represented by this certificate are subject to restrictions on transfer, certain voting restrictions, certain rights of the Corporation and the Stockholders of the Corporation to repurchase such shares and certain rights of the registered holder to sell such shares to the Corporation on the terms and conditions set forth in a Stockholders' Agreement dated as of December 28, 1988, a copy of which may be obtained from the Corporation or from the holder of this certificate. No transfer of such shares will be made on the books of the Corporation unless accompanied by evidence of compliance with the terms of such Agreement.

Such certificate shall bear any additional endorsement which may be required for compliance with state securities or blue sky laws or as may be required under the Subscription Agreement.

      9.2.  Term.  This Agreement shall terminate on the date of the first to
            -----
occur of any of the following events: (i) the closing of the sale to any person or group of persons who are not, and who do not become, at the time of sale, parties to this Agreement of at least 35% of the outstanding Voting Shares (after giving effect to such sale) pursuant to an offering (other than pursuant to Section 6 hereof) registered under the Securities Act, (ii) the closing of the sale of Shares to any person or group of persons as a result of which persons who are not then parties to this Agreement own 35% or more of the outstanding Voting Shares, (iii) the provisions of Section 1.1 hereof do not grant persons who are then parties to this

Agreement the right to nominate an aggregate of at least three directors of Holdings, or (iv) 10 years from the date of this Agreement.

      9.3.  Injunctive Relief.  It is hereby agreed and acknowledged that it
            -----------------
will be impossible to measure in money the damages that would be suffered if the parties fail to comply with any of the obligations herein imposed on them and that in the event of any such failure, an aggrieved person will be irreparably damaged and will not have an adequate remedy at law. Any such person shall, therefore, be entitled to injunctive relief, including specific performance, to enforce such obligations, and if any action should be brought in equity to enforce any of the provisions of this Agreement, none of the parties hereto shall raise the defense that there is an adequate remedy at law.

      9.4.  Notices.  All notices, statements, instructions or other documents
            -------
required to be given hereunder, shall be in writing and shall be given either personally, by facsimile transmission or by mailing the same in a sealed envelope, first-class mail, postage prepaid and either certified or registered, return receipt requested, addressed to Holdings at its principal offices and to the other parties at their addresses reflected in the stock records of Holdings. Each Stockholder, by written notice given to Holdings in accordance with this
Section 9.4 may change the address to which notices, statements, instructions or other documents are to be sent to such Stockholder. All notices, statements, instructions and other documents hereunder that are mailed shall be deemed to have been given on the date of mailing. Whenever pursuant to this Agreement any notice is required to be given by any Stockholder to any other Stockholder or Stockholders, such Stockholder may request from Holdings a list of addresses of all Stockholders of Holdings, which list shall be promptly furnished to such Stockholder.

      9.5.  Administration.  In the event of any First Offer, Reoffer, or
            --------------
Control Offer, or the occurrence of any event which entitles any Stockholder to exercise any put or call granted herein, Holdings shall administer and coordinate the exercise of such put or call, including the determination, where applicable, of each participating Stockholder's proportionate share.

      9.6.  Successors and Assigns.  (a)  This Agreement shall be binding upon
            ----------------------
and shall inure to the benefit of the parties, and their respective successors and assigns. Except as provided in Section 9.6(b), if any Transferee of any Stockholder shall acquire any Voting Shares in any manner, whether by operation of law or otherwise, such Voting Shares shall be held subject to all of the terms of this Agreement, and by taking and holding such Voting Shares such person shall be conclusively deemed to have agreed to be bound by and to perform all of the terms and provisions of this Agreement.

          (b) Except for Shares sold or distributed pursuant to Section 6, Shares which have been distributed in a registered public offering shall no longer be subject to this Agreement; provided that if any such Shares are
                                     --------
directly or indirectly acquired for any reason by any person who is a Stockholder then such Shares, irrespective of the fact that they were not legended or subject to this Agreement, shall be deemed subject to this Agreement and shall not be transferred on the books of Holdings until such Shares have been appropriately legended.

      9.7.  Company Information.  Holdings agrees to deliver to each
            -------------------
Stockholder, so long as such Stockholder owns any Shares:

          (a) Within 60 days after the end of each quarterly period (except the last) in each fiscal year of Holdings, a consolidated balance sheet of Holdings and its consolidated Subsidiaries as of the end of such quarter, and consolidated statements of income, changes in stockholders' equity and changes in financial position of Holdings and its consolidated Subsidiaries for such quarter and the portion of the fiscal year ending with such quarter, setting forth in each case in comparative form the figures for the corresponding periods a year earlier;

          (b) Within 120 days after the end of each fiscal year of Holdings, a consolidated balance sheet of Holdings and its consolidated Subsidiaries as of the end of such fiscal year, and consolidated statements of income, changes in stockholders' equity and changes in financial position of Holdings and its consolidated Subsidiaries for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year; and

          (c) With reasonable promptness, such other data and information as from time to time may be reasonably requested.

      9.8.  Governing Law.  Regardless of the place of execution, this Agreement
            -------------
shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania applicable to agreements made and to be wholly performed in such Commonwealth.

      9.9.             Headings.  All headings are inserted herein for
                       --------
convenience only and do not form a part of this Agreement.

      9.10.            Entire Agreement: Amendment.  This Agreement contains the
                       ---------------------------
entire agreement among the parties hereto with respect to the transactions contemplated herein, supersedes all prior written agreements and negotiations and oral understandings, if any, and may not be amended, supplemented or discharged except by an instrument in writing signed by Holdings, the Company, the Representatives of the Management Investors (so long as the Management Investors as a group then own at least 5% of the outstanding Common Shares), any holder of Warrants exercisable for (or Common Shares issued upon exercise of Warrants that constitute) at least 5% of the outstanding Common Shares, on a fully diluted basis, as of the Effective Date, and any Stockholder or Transferee holding at least 5% of the outstanding Common Shares (or Series B Shares convertible into or exercisable for at least 5% of the outstanding Common Shares). In the event of the amendment or modification of this Agreement in accordance with its terms, the Voting Stockholders shall cause the Board of Directors of Holdings to meet within 30 days following such amendment, modification or termination or as soon thereafter as is practicable for the purpose of amending the Articles of Incorporation and By-Laws of Holdings, as may be required as a result of such amendment or modification, and proposing such amendments to the stockholders of Holdings entitled to vote thereon, and such action shall be the first action to be taken at such meeting. In the event that any Stockholder, Holdings or the Company shall be required, as a result of the enactment, amendment or modification, subsequent to the date hereof, of any applicable law or regulation, or by the order of any governmental authority, to take any action which is inconsistent with or which would constitute a violation or breach of any terms of this Agreement, then the Stockholders, Holdings and the Company shall use their best efforts to negotiate an appropriate amendment or modification of, or waiver of compliance with, such terms.

      9.11.            No Waiver.  No failure to exercise and no delay in
                       ---------
exercising any right, power or privilege of a party hereunder shall operate as a waiver nor a consent to the modification of the terms hereof unless given by that party in writing.

      9.12.            Consent to Jurisdiction.  Each of the parties hereby
                       -----------------------
submits to the exclusive jurisdiction of the courts of the Commonwealth of Pennsylvania and the Federal courts of the United States of America located in such state solely in respect of the interpretation and enforcement of the provisions of this Agreement, and hereby waives, and agrees not to assert, as a defense in any action, suit or proceeding of the interpretation or enforcement of this Agreement, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that its property is exempt or immune from execution, that the suit, action or proceeding is brought in an inconvenient forum, or that the venue of the suit, action or proceeding is improper. Each of the parties agrees that service of process in any such action, suit or proceeding shall be deemed in every respect effective service of process upon it if given in the manner set forth in Section 9.4 hereof.

      9.13.            Inspection.  So long as this Agreement shall be in
                       ----------
effect, this Agreement shall be made available for inspection by any stockholder of Holdings at the principal offices of Holdings.

      9.14.            Counterparts.  This Agreement may be executed in two or
                       ------------
more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have caused this instrument to be duly executed on the date first written above.

                                    KOPPERS HOLDINGS CORPORATION



                                    By
                                       ---------------------------------------


                                    KOPPERS INDUSTRIES, INC.



                                    By
                                       ---------------------------------------

                                    BEAZER, INC.


                                    By
                                       ---------------------------------------


                                    KAP INVESTMENTS, INC.


                                    By
                                       ---------------------------------------